EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-239988, No. 333-238569, No. 333-208341, and No. 333-202305) of First Northwest Bancorp and Subsidiary (the "Company"), of our reports dated March 13, 2025, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Everett, Washington

March 13, 2025